Exhibit 99.1
For Release: Immediately	Contact:	Scott D. Beamer
847-446-7500

Stepan Reports Third Quarter Results and Announces Forty-Seventh Consecutive Year of Dividend Increases

·	Net sales increased 3% to $491 million versus $476 million in the prior year quarter.

· Reported net income was $13.5 million or $0.59 per diluted share versus $20.4 million or $0.89 per diluted share in the prior year quarter.

· Adjusted net income*, was $15.6 million or $0.68 per diluted share, versus $18.6 million or $0.81 per diluted share in the prior year quarter.

·	Polymer sales were up 11% versus the prior year quarter due to strong volume growth in North America.

·	Surfactant results were adversely impacted by continued challenges in North America Consumer Products.

Northfield, Illinois, October 22, 2014 -- Stepan Company (NYSE: SCL) today reported third quarter results.

“Consistent with prior communications, our North American Surfactant business continued to be challenged by lower commodity volumes which negatively impacted corporate results”, said F. Quinn Stepan, Jr., President and Chief Executive Officer.

“Opportunities to improve surfactant asset utilization are being aggressively pursued. Our Polymer segment delivered solid earnings from strong North American polyol growth in both our traditional rigid foam insulation business and last year’s polyester resin acquisition.”

“We continue to progress our strategic initiatives that are critical for future earnings growth. The announced Surfactant acquisition in Brazil has been approved by the antitrust authorities. We anticipate the transaction will be completed early first quarter next year. We are resourcing projects to add polyol capacity in China, Poland and the United States. Our work on the previously announced formal program, using internal and external resources to improve efficiency across the Company, is advancing and should deliver meaningful results in 2015.”

*Adjusted Net Income is a non-GAAP measure which excludes Deferred Compensation Income or Expense as well as certain other significant, non-recurring items. See appendix for Non-GAAP reconciliation.

Summary
	Three Months Ended			Nine Months Ended
		September 30			September 30

($ in thousands, except			%			%
per share data)	2014	2013	Change	2014	2013	Change
Net Sales	$ 491,429	$ 475,466	+ 3	$1,472,982	$1,406,457	+5
Operating Income	22,253	31,085	(28)	81,690	95,248	(14)
Net Income	13,491	20,402	(34)	50,862	62,178	(18)
Adjusted Net Income *	15,579	18,584	(16)	48,972	60,460	(19)
Earnings per Diluted Share	$0.59	$0.89	(34)	$2.22	$2.71	(18)
Adjusted Earnings per
Diluted Share	$0.68	$0.81	(16)	$2.14	$2.63	(19)
* See Table II for a reconciliation of non-GAAP Adjusted Net Income and Earnings per Diluted Share.

Summary of Adjustments to Net Income

Net Income – Reported includes Deferred Compensation Income or Expense as well as certain other significant, non-recurring items.

·	Deferred Compensation: Net Income - Reported includes the benefit of $2.7 million after tax of Deferred Compensation Income, resulting from the lower stock price.

·	Environmental Reserve: Increased environmental reserve at our Maywood, New Jersey site by $2.7 million on an after-tax basis.

·	Customer Bankruptcy: Recorded reserve of $2.1 million after-tax for a Phthalic Anhydride customer which filed for bankruptcy during the quarter.

·	Insurance Recovery: Third Quarter 2013 Net Income – Reported benefitted $2.5 million after-tax from an insurance recovery related to a fire at the Germany plant in 2011.

Percentage Change in Net Sales

The increase in quarterly net sales was primarily due to higher average selling prices in both the Surfactant and Polymer segments and an 8% volume growth in the Polymer segment. The Surfactant and Polymer selling price increases were mostly associated with higher commodity costs. The Surfactant net sales growth attributable to higher selling prices was offset by an 8% decline in sales volume, primarily attributable to North America. Polymer sales volume growth continued as a result of the strong rigid foam insulation business in North America and the June 2013 polyester resin acquisition.

	Three Months Ended			Nine Months Ended
	September		30	September 30
Volume		(4%)		(3%)
Selling Price		7%		8%
Foreign Translation		-		-
Total		3%		5%

Segment Net Sales

	Three Months Ended			Nine Months Ended
		September 30		September 30

($ in thousands)			%			%
	2014	2013	Change	2014	2013	Change

Net Sales
Surfactants	$ 318,486	$ 318,357	-	$ 987,957	$989,417	-
Polymers	152,955	137,649	+11	420,332	354,972	+18
Specialty Products	19,988	19,460	+3	64,693	62,068	+4

Total Net Sales	$ 491,429	$ 475,466	+3	$ 1,472,982	$1,406,457	+5

Segment Sales Volume

Total Company sales volume decreased 4% in the third quarter versus prior year.

  Surfactant sales volume declined 8% for the quarter. Most of this decrease was attributable to North America which experienced a 9% volume decline.
  Consumer products volumes were down primarily from the lost laundry business that was disclosed last quarter. Specifically, surfactant use per load of laundry has declined due to customer reformulations and as a result, certain customers who are backward integrated are now able to produce their entire requirements in-house. Similar to the first six months of the year, Stepan chose to not participate in the biodiesel market. Oilfield, including enhanced oil recovery (EOR), volume increased versus prior year. Sales through our distributor partners also increased. Surfactant volumes were down in Asia as opportunistic spot market sales from the prior year did not recur. Europe was up by 1% and Latin America grew by 2%.
  Polymer sales volume increased 8% for the quarter. North American polyol volume, used in rigid foam insulation, grew 21% versus prior year as higher energy efficiency standards are adopted. Specialty polyols, such as those used in Coatings Adhesives Sealants and Elastomers (CASE), volume grew 33% versus prior year as the June 2013 polyester resin acquisition was fully integrated and delivered the expected results. Europe was down slightly as political uncertainty weighed on the economy.
  Specialty Products sales volume increased 5% versus prior year due to higher food and flavoring products volume.
Segment Operating Income

	Three Months Ended			Nine Months Ended
		September 30			September 30

(All amounts are pre-tax			%			%
and $ are in thousands)	2014	2013	Change	2014	2013	Change

Operating Income

Surfactants	$11,115	$24,094	(54)	$48,692	$79,712	(39)

Polymers	18,268	19,076	(4)	47,538	43,364	+10

Specialty Products	3,029	1,311	+131	10,600	8,340	+27

Segment Operating Income declined by $12.1 million or 27% on a reported basis. Within the reported numbers, the Polymers segment was impacted by two significant, non-recurring items. In Q3 2013, Polymers income was improved by an insurance recovery of $3.7 million, and during the current quarter, Polymers recorded a $3.4 million reserve for a Phthalic Anhydride customer which filed for bankruptcy. Excluding these items, Segment Operating Income declined $5.0 million or 12%.

  Surfactant results declined by $13.0 million or 54%. North America Consumer Products accounted for the vast majority of this decline due to lower volumes and lower gross profit margins. The lower margins are primarily attributable to higher maintenance, depreciation and higher freight expenses. Maintenance expenses continued to run higher due to catch-up activity from the first quarter backlog created by the severe winter weather.
  Polymers results increased by $6.3 million or 41% after adjusting for the items noted above. Volume growth in North America Rigid Polyols and performance from the June 2013 polyester resin acquisition accounted for most of the increase.

  Specialty Products results increased by $1.7 million or 131%, mostly due to higher food and flavoring sales volume versus prior year.
Corporate Operating Expenses

	Three Months Ended			Nine Months Ended
		September 30			September 30

($ in thousands)			%			%
	2014	2013	Change	2014	2013	Change

Corporate Expenses -
General	$13,517	$ 10,192	+33	$ 32,371	$29,815	+9

Corporate Expenses –
Deferred Compensation*	(4,090)	2,180	NM	(9,755)	3,492	NM

Corporate Expenses –	$ 9,427	$ 12,372	(24)	$ 22,616	$33,307	(32)
General, Excluding
Deferred Compensation*

* See Table II for a discussion of deferred compensation plan accounting.

·	Corporate expenses – General increased by $3.3 million or 33% for the quarter. These costs increased $4.3 million from the previously recorded reserve for environmental remediation as a result of the United States Environmental Protection Agency’s issuance of a Record of Decision related to the Company’s site located in Maywood, NJ. These costs were partially offset by lower incentive-based compensation and pension expenses.

Income Taxes

The year to date effective tax rate was 27% compared to 28% for the first nine months of 2013. The decrease was primarily attributable to a greater percentage of consolidated income being generated outside the U.S. where the effective tax rates are generally lower. This decrease was partially offset by the expiration of the U.S. research and development tax credit and the agri-biodiesel producer tax credit.

Selected Balance Sheet Information

The Company’s net debt level increased $1.6 million in the quarter and $39.2 million since year-end. The increase versus year-end was primarily from inventory and was due to typical seasonality and raw material cost increases which were of similar order of magnitude to the selling price increases.

($ in millions)	9/30/14	6/30/14	3/31/14	12/31/13
Net Debt
Total Debt	$ 265.2	$271.3	$269.6	$270.6
Cash	88.7	96.4	96.7	133.3

Net Debt	$ 176.5	$174.9	$172.9	$137.3
Equity	575.8	586.4	564.3	553.7

Net Debt + Equity	$752.3	$761.3	$737.2	$691.0

Net Debt /
(Net Debt + Equity)	23.5%	23.0%	23.5%	19.9%

The major working capital components are:

($ in millions)	9/30/14	6/30/14	3/31/14	12/31/13

Net Receivables	$ 288.5	$306.8	$296.3	$265.7
Inventories	196.8	203.9	185.6	172.4
Accounts Payable	(168.0)	(182.8)	(167.8)	(157.3)

Total	$ 317.3	$327.9	$314.1	$280.8

The Company had capital expenditures of $23 million during the quarter and has spent $62 million for the first nine months of 2014. This compares to $25 million and $67 million, respectively, in the prior year.

Stockholders’ equity has grown 3% to $572.8 million at September 30, 2014, from $553.7 million at the end of 2013. Additionally, the Company returned $1.7 million of cash to shareholders through share buybacks during the third quarter and $6.6 million for the first nine months of 2014.

Outlook

“Stepan Company fourth quarter results will continue to be negatively impacted by lower commodity surfactant volumes in North America”, said F. Quinn Stepan Jr., President and Chief Executive Officer. “Alternatives to improve returns on commodity assets are being pursued. Polymer growth typically slows in the fourth quarter and this year’s results will include approximately $1 million in expenses associated with a planned maintenance shutdown of our Phthalic Anhydride production unit.”

“The Company has experienced a difficult 2014. We recognize that our performance has been disappointing, but there are many projects underway which we expect will reduce our costs and aggressively build our sales. We look forward to improving Surfactant volumes and product mix and continuing to build on the momentum within our Polymer group.”

Dividend Declaration

On October 21, 2014, the Board of Directors of Stepan Company declared a 6% increase in the Company’s quarterly cash dividend on its common stock to $0.18 per share. The dividend is payable on December 15, 2014, to stockholders of record on November 28, 2014. The increase marks the forty-seventh consecutive year in which the quarterly dividend rate on its common stock has been increased.

Conference Call

Stepan Company will host a conference call to discuss the third quarter results at 11 am ET (10 am CT) on October 22, 2014. Telephone access to the live conference call will be available by dialing +1 (877) 849-8436. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds. The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

* * * * * Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Nine Months Ended September 30, 2014 and 2013
(Unaudited – 000’s Omitted)

	Three Months Ended				Nine Months Ended
	September 30				September 30

			%					%
	2014	2013	Change		2014	2013	Change

Net Sales	$491,429	$475,466	+	3	$1,472,982	$1,406,457	+	5
Cost of Sales	426,330	401,125	+	6	1,273,270	1,185,709	+	7

Gross Profit	65,099	74,341	-	12	199,712	220,748	-	10

Operating Expenses:
Selling	16,816	12,895	+	30	44,455	41,063	+	8
Administrative	14,933	18,127	-	18	38,416	49,008	-	22
Research, development
and technical services	11,097	12,234	-	9	35,151	35,429	-	1

	42,846	43,256	-	1	118,022	125,500	-	6

Operating Income	22,253	31,085	-	28	81,690	95,248	-	14
Other Income (Expense):
Interest, net	(2,846)	(2,987)	-	5	(8,824)	(7,495)	+	18
Loss from equity in joint ventures	(1,148)	(1,325)	-	13	(3,842)	(4,061)	-	5
Other, net	(31)	1,074	NM		499	1,628	-	69

	(4,025)	(3,238)	+	24	(12,167)	(9,928)	+	23

Income Before Income Taxes	18,228	27,847	-	35	69,523	85,320	-	19
Provision for Income Taxes	4,748	7,698	-	38	18,667	23,520	-	21
Net Income	13,480	20,149	-	33	50,856	61,800	-	18

Net Loss Attributable
to the Noncontrolling Interests	11	253	-	96	6	378	-	98

Net Income Attributable to
Stepan Company	$13,491	$20,402	-	34	$50,862	$62,178	-	18

Net Income Per Common Share
Attributable to Stepan Company
Basic	$0.59	$0.90	-	34	$2.24	$2.75	-	19
Diluted	$0.59	$0.89	-	34	$2.22	$2.71	-	18

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	22,726	22,700	+	-	22,754	22,576	+	1
Diluted	22,875	22,936	-	-	22,923	22,914	+	-

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

	Three Months Ended September 30				Nine Months Ended September 30

($ in thousands,
except per share	2014		2013		2014		2013
amounts)

	Net		Net		Net		Net
	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net Income
Reported	$ 13,491	$ 0.59	$ 20,402	$ 0.89	$ 50,862	$ 2.22	$ 62,178	$ 2.71

Deferred
Compensation
Expense (Income)	(2,687)	(0.12)	696	0.03	(6,665)	(0.29)	796	0.03
Environmental
Remediation
Expense	2,651	0.12	-	-	2,651	0.12	-	-
Bad Debt Expense	2,124	0.09	-	-	2,124	0.09	-	-
Business
Interruption
Insurance
Recovery	-	-	(2,514)	(0.11)	-	-	(2,514)	(0.11)

Adjusted Net Income	$ 15,579	$ 0.68	$ 18,584	$ 0.81	$ 48,972	$ 2.14	$ 60,460	$ 2.63
All amounts are after tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.3 million of income versus $1.1 million expense last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and results in expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter-end market prices of Stepan Company common stock are as follows:

	2014			2013			2012

9/30	6/30	3/31	12/31	9/30	6/30	3/31	12/31

$44.38	$52.86	$64.56	$65.63	$57.73 $55.61		$63.10	$55.54

The deferred compensation plan income statement impact is summarized below:

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30		September 30

	2014	2013	2014	2013
Deferred Compensation
Administrative (Expense) Income	$4,090	$(2,180)	$9,755	$(3,492)
Other, net – Mutual Fund Gain	244	1,058	995	2,208

Total Pretax	$4,334	$(1,122)	$10,750	$(1,284)

Total After Tax

$2,687

$(696)

$6,665

$(796)

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the effect that foreign currency translation had on the quarter-over-quarter and year-over-year changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2014:

				Increase
				(Decrease)
	Three Months		Increase	Due to Foreign
($ in millions)	Ended September 30		(Decrease)	Translation
	2014	2013
Net Sales	$491.4	$475.5	$15.9	$1.2
Gross Profit	65.1	74.3	(9.2)	(0.1)
Operating Income	22.3	31.1	(8.8)	(0.2)
Pretax Income	18.2	27.8	(9.6)	(0.2)

				Increase
				(Decrease)
	Nine Months		Increase	Due to Foreign
($ in millions)	Ended September 30		(Decrease)	Translation
	2014	2013
Net Sales	$1,473.0	$1,406.5	$66.5	$2.7
Gross Profit	199.7	220.7	(21.0)	(0.2)
Operating Income	81.7	95.2	(13.5)	(0.3)
Pretax Income	69.5	85.3	(15.8)	(0.3)

		Table IV

Stepan Company
Consolidated Balance Sheets
September 30, 2014 and December 31, 2013
(Unaudited – 000’s Omitted)

	2014	2013
	September 30	December 31
ASSETS
Current Assets	$609,015	$608,550
Property, Plant & Equipment, Net	503,919	494,042
Other Assets	65,574	64,610
Total Assets	$1,178,508	$1,167,202

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$272,313	$268,993
Deferred Income Taxes	22,858	20,616
Long-term Debt	228,806	235,246
Other Non-current Liabilities	78,688	88,606
Total Stepan Company Stockholders’ Equity	574,416	552,286
Noncontrolling Interest	1,427	1,455
Total Liabilities and Stockholders’ Equity	$1,178,508	$1,167,202